March 30, 2020

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re:	Legal Opinion for Blueprint Growth Fund

Dear Mr. David Carson:

You have requested my opinion in connection with the registration by Ultimus Managers Trust, an Ohio business trust (the “Trust”), of an indefinite number of shares of beneficial interest (the “Shares”) of its series, Blueprint Growth Fund and its classes (collectively, the “Fund”), authorized by the Trust’s Agreement and Declaration of Trust, which is filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Trust’s amended registration statement on Form N-1A (File Nos. 333-180308; 811-22680) (the “Registration Statement”), under the Securities Act of 1933 and the Investment Company Act of 1940, each as amended.

I have examined and relied upon originals and certifications provided by the Secretary to the Trust of records, agreements, documents and other instruments regarding the formation of the Fund and the issuance of its shares. I have made such reasonable inquiries of the officers and representatives of the Trust as I deemed necessary to form the basis for this opinion.

In such examination, I have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or copies. As to all questions of fact material to such opinion, I have relied upon the certificates provided to me by the Trust’s Secretary. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.

This letter expresses my opinion as to the provisions of the Trust’s Agreement and Declaration of Trust and the laws of the State of Ohio applying to business trusts generally but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Ohio. My opinion does not cover the adequacy of disclosure in the Fund’s registration statement nor the fairness or disinterestedness of the Trustees who approved the creation of the shares.

BO JAMES HOWELL ● PARTNER

6224 Turpin Hills Drive ● Cincinnati, OH 45224 ● p: 509.279.8202

Practus, LLP ● Bo.Howell@Practus.com ● Practus.com

Based on the foregoing, and subject to the qualifications set forth herein, I believe the shares have been duly authorized and, when issued and delivered as described in the Fund’s registration statement, will be validly issued, fully paid, and nonassessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Bo James Howell
Bo J. Howell
Partner
Practus, LLP

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